Exhibit 10.15

SECOND ADDENDUM TO THE CONSULTANCY AGREEMENT

This Second Addendum to the Consultancy Agreement (the “Addendum”) is entered by and between:

P.V. NanoCell Ltd., with head office located at 8 Ha' Masger St., Migdal Ha’Emek 23100, P.O. Box 236, Israel ("PV"); and

Dolev Bar-Guy Consulting and Management Ltd., with head office located at 7 Bialik Street, Zichron Ya'akov, Israel. A company fully owned by Dr. Fernando de la Vega (the “Company”).

WHEREAS	the above parties have executed that certain Consultancy Agreement, effective as of September 9, 2009, and its First Addendum dated April 9, 2013 (together, the “Consultancy Agreement”); and

WHEREAS	the parties wish to amend certain provisions of the Consultancy Agreement as further detailed herein.

NOW, THEREFORE, the parties agree as follows:

1.	The preamble hereto constitutes an integral and binding part of this Addendum. All capitalized terms not otherwise defined in this Addendum shall have the meaning ascribed to them in the Agreement. All other sections of the Consultancy Agreement, if not amended herein, shall remain in full force and effect.

2.	The parties agree to amend and restate Section 2 to Appendix A of the Consultancy Agreement effective as of the date hereof to read as follows:

" 2. Remuneration

2..1	the Company shall be entitled to a monthly retainer fee per each full month of Service of a gross sum of NIS 38,500 plus VAT. Such payment shall be paid by PV according to an invoice issued by the Company to PV at the end of each calendar month to be paid by PV within 10 days."

3.	This Addendum may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

And in Witness, the parties sign this Agreement on this 23rd day of May 2013.

/S/ Dolev Bar-Guy	/S/ Dr. Fernando de la Vega
Dolev Bar-Guy Consulting and Management Ltd.	P.V. NanoCell Ltd.